Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

May 12, 2021

Recro Pharma, Inc.

Board of Directors

1 E. Uwchlan Ave, Suite 112

Exton, PA 19004

Ladies and Gentlemen:

We have acted as counsel to Recro Pharma, Inc., a Pennsylvania corporation (the “Company”), in connection with the public offering of up to 15,333,332 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”), sold by the Company pursuant to a prospectus supplement, dated May 12, 2021, and the accompanying base prospectus, dated March 21, 2019 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-229734) (the “Registration Statement”). You have requested that we render the opinion set forth in this letter and we are furnishing this opinion to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, in connection with the Registration Statement.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law of 1988, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that as of the date hereof following (i) execution and delivery by the Company of the Underwriting Agreement, dated May 12, 2021, by and between the Company and William Blair & Company, L.L.C., as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”), (ii) issuance of the Shares pursuant to the terms of the Underwriting Agreement and the due registration on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and (iii) receipt by the Company of the consideration for the Shares in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

Recro Pharma, Inc. Page 2 May 12, 2021

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP